Exhibit 21.1

Subsidiaries of Nektar Therapeutics

Nektar Therapeutics AL, Corporation Alabama

Nektar Therapeutics UK, Ltd. United Kingdom

Inhale Therapeutic Systems Deutschland GmbH Germany

Nektar Therapeutics (India) Pvt. Ltd India

Aerogen, Inc. Delaware